Exhibit 24.1

POWERS OF ATTORNEY

The undersigned director and/or officer of BUCA, Inc., a Minnesota corporation (the “Company”), does hereby make, constitute and appoint Wallace B. Doolin and Kaye R. O’Leary, and either of them, the undersigned’s true and lawful attorneys-in-fact, with full power of substitution and re-substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such director and/or officer of said Company to any post-effective amendments on Form S-1 to Form S-3 Registration Statement (Registration No. 113737), including any amendments or supplements thereto, to be filed by said Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of shares of Common Stock of said Company to be issued pursuant to a public offering, and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto said attorneys-in-fact, and either of them full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned’s hand this 19th day of September, 2005.

/s/ Wallace B. Doolin	/s/ Sidney J. Feltenstein
Wallace B. Doolin	Sidney J. Feltenstein

/s/ Peter J. Mihajlov	/s/ Paul J. Zepf
Peter J. Mihajlov	Paul J. Zepf

/s/ John P. Whaley	/s/ Fritzi G. Woods
John P. Whaley	Fritzi G. Woods